Exhibit 99.1
Kraton Corporation Announces Second Quarter 2018 Results
HOUSTON, July 25, 2018 /PRNewswire/ -- Kraton Corporation (NYSE: KRA), a leading global specialty chemicals company that manufactures styrenic block copolymers (“SBCs”), specialty polymers, and high-value performance products primarily derived from pine wood pulping co-products, announces financial results for the quarter ended June 30, 2018.
SECOND QUARTER 2018 SUMMARY

▪	Second quarter consolidated net loss of $14.9 million compared to net income of $25.6 million in the second quarter of 2017.

▪	Second quarter Adjusted EBITDA(1) of $105.6 million, up 4.1% compared to the second quarter of 2017.

▪	Polymer segment operating income of $60.2 million, up 62.4%, and Adjusted EBITDA(1) of $68.7 million, up 9.4% compared to $62.8 million in the second quarter of 2017.

▪	Adjusted EBITDA margin(2) of 20.3%.

▪	Chemical segment operating income of $22.6 million, down 11.2%, and Adjusted EBITDA(1) of $36.9 million, down 4.5% compared to $38.7 million in the second quarter of 2017.

▪	The decrease was largely due to planned maintenance costs at our Panama City and Dover facilities of $4.8 million.

▪
Successfully completed a refinancing of our 10.5% Senior Notes through issuance of €290 million of 5.25% Senior Notes and increased borrowings under existing low-cost facilities. The refinancing is expected to result in annual cash interest savings of approximately $24 million.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(In thousands, except percentages and per share amounts)
Revenue	$538,395	$525,320	$1,040,787	$983,445
Polymer segment operating income	$60,231	$37,078	$93,031	$79,608
Chemical segment operating income	$22,556	$25,390	$51,911	$42,991
Net income attributable to Kraton	$(14,930)	$25,561	$7,142	$31,974
Adjusted EBITDA (non-GAAP)(1)	$105,624	$101,480	$194,249	$167,051
Adjusted EBITDA margin (non-GAAP)(2)	19.6%	19.3%	18.7%	17.0%
Diluted earnings (loss) per share	$(0.47)	$0.81	$0.22	$1.01
Adjusted diluted earnings per share (non-GAAP)(1)	$0.88	$0.82	$1.47	$0.68
__________________________________________________

(1)	See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

(2)	Defined as Adjusted EBITDA as a percentage of revenue.

“Kraton’s results for the second quarter of 2018 reflect unit margin expansion and improved core profitability in both our Polymer and Chemical segments. Second quarter 2018 Adjusted EBITDA of $105.6 million was up 4.1% compared to the second quarter 2017, driven by the unit margin growth and higher sales of differentiated products,” said Kevin M. Fogarty, Kraton’s President and Chief Executive Officer. “Our Polymer segment delivered yet another strong quarter, with Adjusted EBITDA of $68.7 million, up 9.4% compared to the year-ago quarter, and with an associated margin of 20.3%. Polymer segment results benefitted from growth in our Specialty Polymers and Cariflex businesses, in which sales volume was up 7.8% and 6.9%, respectively, compared to the second quarter 2017. Of note, the increase in Polymer segment profitability was achieved despite raw material price increases in the quarter,” Fogarty said. “Second quarter 2018 Adjusted EBITDA for the Chemical segment was $36.9 million. While this was down $2 million compared to $38.7 million the second quarter of 2017, the decrease was largely due to planned maintenance costs at our Panama City and Dover plants of approximately $5 million. Excluding the impact of planned maintenance in the second quarter of 2018, underlying performance for the Chemical segment improved compared to the second quarter 2017, on higher unit margins for TOFA and TOFA derivatives and the contribution from improved pricing and increased sales for other derivative products, including the specialty offering in our Tires business, where pricing and margins were up significantly compared to the second quarter of 2017,” said Fogarty.
“As we wind down activities and resources associated with the global footprint re-alignment resulting in $70 million of in cost improvements for our Polymer segment, and having delivered $65 million of cost synergies associated with our acquired Chemical segment, we are now positioned to unlock additional value derived from cash flow expansion, and innovation-led organic growth. Specifically, while we have reduced our 2018 net debt reduction guidance range by the requisite cost of the successful refinancing of our 10.5% notes, we still expect to end 2018 with a consolidated net debt leverage ratio below four turns. Moreover, with pro-forma annual interest expense now reduced by approximately $24 million, and with continued underlying business improvement, we expect to see normalized cash flow expansion beginning in 2019, allowing for further debt reduction.”
“Regarding, innovation-led organic growth, our efforts to re-energize the Polymer segment pipeline these past three years have begun to bear tangible results. Specifically, our Specialty Polymers business has introduced a number of new innovations to the marketplace. One example is new HSBC formulations being adopted in the rapidly growing oil-field chemicals space. Within our Chemical segment, we are very pleased with the progress made in advancing our innovation pipeline since acquiring the business. For example, to address the market challenges in our rosin ester adhesive markets, we have been focusing our efforts on differentiating our product offerings, particularly with respect to color and odor. Based on customer dialogue, we believe fundamentally, that ‘all else being equal’, in terms of quality and cost, our renewable offering is preferable, even in periods of market over-supply”, added Fogarty.

Polymer Segment

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(In thousands, except percentages)
Performance Products	$180,738	$191,134	$326,468	$332,852
Specialty Polymers	$108,289	$100,479	$212,307	$191,399
CariflexTM	$48,976	$43,354	$88,501	$81,402
Other	147	151	(55)	413
Polymer Segment Revenue	$338,150	$335,118	$627,221	$606,066

Operating income	$60,231	$37,078	$93,031	$79,608
Adjusted EBITDA (non-GAAP) (1)	$68,695	$62,815	$113,461	$94,870
Adjusted EBITDA margin (non-GAAP)(2)	20.3%	18.7%	18.1%	15.7%
__________________________________________________

(1)	See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

(2)	Defined as Adjusted EBITDA as a percentage of revenue.
Q2 2018 VERSUS Q2 2017 RESULTS
Revenue for the Polymer segment was $338.2 million for the three months ended June 30, 2018 compared to $335.1 million for the three months ended June 30, 2017. Sales volumes of 87.7 kilotons for the three months ended June 30, 2018 declined 2.1% compared to the three months ended June 30, 2017. Specialty Polymers volumes increased 7.8%, Cariflex volumes increased 6.9%, and Performance Products volumes decreased 5.8%. The positive effect from changes in currency exchange rates between the periods was $9.5 million.
For the three months ended June 30, 2018, the Polymer segment generated Adjusted EBITDA (non-GAAP) of $68.7 million compared to $62.8 million for the three months ended June 30, 2017. The increase reflects higher unit margins, including the effect of more favorable sales mix, partially offset by lower sales volume. The positive effect from changes in currency exchange rates between the periods was $5.2 million. See a reconciliation of GAAP operating income to non-GAAP Adjusted EBITDA below.

Chemical Segment

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(In thousands, except percentages)
Adhesives	$73,978	$77,111	$147,126	$150,990
Performance Chemicals	114,813	100,304	237,754	201,883
Tires	11,454	12,787	28,686	24,506
Chemical Segment Revenue	$200,245	$190,202	$413,566	$377,379

Operating income	$22,556	$25,390	$51,911	$42,991
Adjusted EBITDA (non-GAAP) (1)	$36,929	$38,665	$80,788	$72,181
Adjusted EBITDA margin (non-GAAP)(2)	18.4%	20.3%	19.5%	19.1%
__________________________________________________

(1)	See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

(2)	Defined as Adjusted EBITDA as a percentage of revenue.
Effective January 1, 2018, results for our Roads and Constructions target market have been consolidated into our Adhesives and Performance Chemicals product lines to better align customer portfolio and end usage. We have adjusted the presentations for the three and six months ended June 30, 2017 to conform with the respective 2018 presentations.
Q2 2018 VERSUS Q2 2017 RESULTS
Revenue for the Chemical segment was $200.2 million for the three months ended June 30, 2018 compared to $190.2 million for the three months ended June 30, 2017. Sales volumes were 110.8 kilotons for the three months ended June 30, 2018, an increase of 9.3 kilotons or 9.1%. The increase in sales volumes was primarily driven by a 16.8% increase in Performance Chemicals, partially offset by a decline in Adhesives sales volumes of 3.2%. The positive effect from changes in currency exchange rates between the periods was $5.6 million.
For the three months ended June 30, 2018, the Chemical segment generated $36.9 million of Adjusted EBITDA (non-GAAP) compared to $38.7 million for the three months ended June 30, 2017. The decrease in Adjusted EBITDA was primarily driven by the timing of scheduled maintenance. See a reconciliation of GAAP operating income to non-GAAP Adjusted EBITDA below.

CASH FLOW AND CAPITAL STRUCTURE
During the six months ended June 30, 2018 (excluding borrowings Kraton Formosa Polymers Corporation) we increased Kraton Corporation net indebtedness by $50.9 million.
Summary of principal amounts for indebtedness and a reconciliation of Kraton debt to Kraton net debt and consolidated net debt (non-GAAP):

	June 30, 2018	December 31, 2017
	(In thousands)
Kraton debt	$1,547,666	$1,525,351
Kraton cash	46,626	75,204
Kraton net debt	1,501,040	1,450,147

KFPC(1) debt	135,978	158,349
KFPC cash	8,678	13,848
KFPC net debt	127,300	144,501

Consolidated net debt	$1,628,340	$1,594,648
__________________________________________________

(1)	Kraton Formosa Polymers Corporation (KFPC) joint venture, located in Mailiao, Taiwan, which we own a 50% stake in and consolidate within our financial statements.
OUTLOOK
We continue to expect our full-year 2018 Adjusted EBITDA to be approximately $400 million.
With regard to our 2018 debt reduction target, we now expect to reduce consolidated net debt (total debt less cash), by $75 - $100 million, including the $53.5 million impact of costs associated with our refinancing during the second quarter of 2018.
USE OF NON-GAAP FINANCIAL MEASURES
This press release includes the use of both GAAP and non-GAAP financial measures. The non-GAAP financial measures are EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Diluted Earnings per Share, Consolidated Net Debt Leverage Ratio, Consolidated Net Debt, and Net Debt. Tables included in this earnings release reconcile each of these non-GAAP financial measures with the most directly comparable U.S. GAAP financial measure. For additional information on the impact of the spread between the first-in, first-out (“FIFO”) basis of accounting and estimated current replacement cost (“ECRC”), see Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
We consider these non-GAAP financial measures to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts, and other interested parties in the evaluation of our performance including period-to-period comparisons and/or that of other companies in our industry. Further, management uses these measures to evaluate operating performance, and our incentive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance and attainment of net debt reduction, along with other factors. These non-GAAP financial measures have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider them in isolation, or as a substitute for analysis of our results under U.S. GAAP in the United States.
EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin: For our consolidated results, EBITDA represents net income (loss) before interest, taxes, depreciation, and amortization. For each reporting segment, EBITDA represents operating income before depreciation and amortization, and earnings of unconsolidated joint ventures. Among other limitations EBITDA does not: reflect the significant interest expense on our debt or reflect the significant depreciation and amortization expense associated with our long-lived assets; and EBITDA included herein should not be used for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements. The calculation of EBITDA in our debt agreements includes adjustments, such as extraordinary, non-recurring or one-time charges, proforma cost savings, certain non-cash items, turnaround costs, and other items included in the definition of EBITDA in the debt agreements. Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. We prepare Adjusted EBITDA by eliminating from EBITDA the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, due to volatility in raw material prices, Adjusted EBITDA may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with U.S. GAAP. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue (for each reporting segment or on a consolidated basis, if applicable). Because of these and other limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.
Adjusted Diluted Earnings Per Share: We prepare Adjusted Diluted Earnings per Share by eliminating from Diluted Earnings (loss) per Share the impact of a number of non-recurring items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC.
Consolidated Net Debt and Net Debt: We define net debt for Kraton as total debt (excluding debt of KFPC) less cash and cash equivalents. We define consolidated net debt as Kraton net debt plus debt of KFPC less KFPC's cash and cash equivalents. Management uses net debt to determine our outstanding debt obligations that would not readily be satisfied by its cash and cash equivalents on hand. Management believes that using net debt is useful to investors in determining our leverage since we could choose to use cash and cash equivalents to retire debt. In addition, management believes that presenting Kraton's net debt excluding KFPC is useful because KFPC has its own capital structure.
Consolidated Net Debt Leverage Ratio: The consolidated net debt leverage ratio is defined as consolidated net debt as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Our use of this term may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.
CONFERENCE CALL AND WEBCAST INFORMATION
Kraton has scheduled a conference call on Thursday, July 26, 2018 at 9:00 a.m. (Eastern Time) to discuss second quarter 2018 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page.
You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the "Kraton Conference Call – Passcode: Earnings Call." U.S./Canada dial-in 800-857-6511. International dial-in #: 210-839-8886.
For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on July 26, 2018 through 1:59 a.m. (Eastern Time) on August 9, 2018. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 800-551-8152 or 203-369-3810.
ABOUT KRATON CORPORATION
Kraton Corporation (NYSE: KRA) is a leading global specialty chemicals company that manufactures styrenic block copolymers (“SBCs”), specialty polymers, and high-value performance products primarily derived from pine wood pulping co-products. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving and roofing applications. As the largest global provider in the pine chemicals industry, the company’s pine-based specialty products are sold into adhesives and tire markets, and it produces and sells a broad range of performance chemicals into markets that include fuel additives, oilfield chemicals, coatings, roads, construction, metalworking fluids and lubricants, inks, and mining. Kraton offers its products to a diverse customer base in numerous countries worldwide.
Kraton, the Kraton logo and design, and Cariflex are all trademarks of Kraton Polymers LLC or its affiliates.

FORWARD LOOKING STATEMENTS
Some of the statements and information in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release includes forward-looking statements that reflect our plans, beliefs, expectations, and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often identified by words such as “outlook,” “believes,” “target,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans”, “on track”, or “anticipates,” or by discussions of strategy, plans or intentions, including, but not limited to our expectations with respect to full-year 2018 Adjusted EBITDA results, 2018 consolidated net debt reduction and year end consolidated net debt leverage ratio, and annual interest expense reduction, timing for cash flow expansion and the effects of Kraton's new innovations in the marketplace.
All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties, assumptions, and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in our latest Annual Report on Form 10-K, including but not limited to “Part I, Item 1A. Risk Factors” and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: Kraton's ability to repay its indebtedness and risk associated with incurring additional indebtedness; Kraton's reliance on third parties for the provision of significant operating and other services; conditions in, and risk associated with operating in, the global economy and capital markets; fluctuations in raw material costs; limitations in the availability of raw materials; competition in Kraton's end-use markets; and other factors of which we are currently unaware or deem immaterial. In addition, to the extent any inconsistency or conflict exists between the information included in this report and the information included in our prior reports and other filings with the SEC, the information contained in this report updates and supersede such information. Readers are cautioned not to place undue reliance on our forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update such information in light of new information or future events.

KRATON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue	$538,395	$525,320	$1,040,787	$983,445
Cost of goods sold	368,019	377,483	723,360	691,683
Gross profit	170,376	147,837	317,427	291,762
Operating expenses:
Research and development	10,474	9,647	21,271	19,884
Selling, general, and administrative	41,975	41,132	80,698	81,546
Depreciation and amortization	35,140	34,590	70,516	67,733
Operating income	82,787	62,468	144,942	122,599
Other expense	(1,107)	(863)	(2,220)	(1,671)
Loss on extinguishment of debt	(72,330)	—	(79,921)	(19,738)
Earnings of unconsolidated joint venture	120	118	257	245
Interest expense, net	(25,416)	(34,444)	(54,692)	(68,749)
Income (loss) before income taxes	(15,946)	27,279	8,366	32,686
Income tax benefit (expense)	1,842	(3,854)	(409)	(5,072)
Consolidated net income (loss)	(14,104)	23,425	7,957	27,614
Net (income) loss attributable to noncontrolling interest	(826)	2,136	(815)	4,360
Net income (loss) attributable to Kraton	$(14,930)	$25,561	$7,142	$31,974
Earnings (loss) per common share:
Basic	$(0.47)	$0.82	$0.22	$1.03
Diluted	$(0.47)	$0.81	$0.22	$1.01
Weighted average common shares outstanding:
Basic	31,441	30,585	31,342	30,508
Diluted	31,441	31,066	31,797	30,952

KRATON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	June 30, 2018	December 31, 2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$55,304	$89,052
Receivables, net of allowances of $1,025 and $824	271,619	196,683
Inventories of products, net	394,033	367,796
Inventories of materials and supplies, net	27,675	25,643
Prepaid expenses	14,465	13,963
Other current assets	29,364	36,615
Total current assets	792,460	729,752
Property, plant, and equipment, less accumulated depreciation of $560,012 and $526,759	929,765	958,723
Goodwill	773,723	774,319
Intangible assets, less accumulated amortization of $222,126 and $197,318	383,296	406,863
Investment in unconsolidated joint venture	12,043	12,380
Debt issuance costs	1,755	2,340
Deferred income taxes	6,177	8,462
Other long-term assets	39,242	39,688
Total assets	$2,938,461	$2,932,527
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$39,373	$42,647
Accounts payable-trade	180,713	169,265
Other payables and accruals	93,748	119,624
Due to related party	16,626	19,176
Total current liabilities	330,460	350,712
Long-term debt, net of current portion	1,607,484	1,574,881
Deferred income taxes	143,086	148,148
Other long-term liabilities	189,844	192,267
Total liabilities	2,270,874	2,266,008

Equity:
Kraton stockholders' equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000 shares authorized; 31,886 shares issued and outstanding at June 30, 2018; 31,605 shares issued and outstanding at December 31, 2017	319	316
Additional paid in capital	381,569	377,957
Retained earnings	360,778	356,503
Accumulated other comprehensive loss	(105,042)	(98,295)
Total Kraton stockholders' equity	637,624	636,481
Noncontrolling interest	29,963	30,038
Total equity	667,587	666,519
Total liabilities and equity	$2,938,461	$2,932,527

KRATON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income	$7,957	$27,614
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	70,516	67,733
Amortization of debt original issue discount	1,675	3,610
Amortization of debt issuance costs	3,325	4,371
(Gain) loss on disposal of property, plant, and equipment	360	(13)
Loss on extinguishment of debt	79,921	19,738
Earnings from unconsolidated joint venture, net of dividends received	288	193
Deferred income tax benefit	(2,656)	(317)
Share-based compensation	5,125	5,147
Decrease (increase) in:
Accounts receivable	(80,178)	(42,452)
Inventories of products, materials, and supplies	(35,134)	(55,562)
Other assets	5,608	(7,683)
Increase (decrease) in:
Accounts payable-trade	20,175	342
Other payables and accruals	(25,547)	(3,187)
Other long-term liabilities	(529)	2,512
Due to related party	(2,812)	4,123
Net cash provided by operating activities	48,094	26,169
CASH FLOWS FROM INVESTING ACTIVITIES
Kraton purchase of property, plant, and equipment	(42,223)	(50,791)
KFPC purchase of property, plant, and equipment	(653)	(11,205)
Purchase of software and other intangibles	(3,228)	(3,470)
Net cash used in investing activities	(46,104)	(65,466)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	713,540	432,797
Repayments of debt	(718,370)	(424,797)
KFPC proceeds from debt	10,197	39,898
KFPC repayments of debt	(28,661)	—
Capital lease payments	(520)	(454)
Purchase of treasury stock	(6,009)	(1,511)
Proceeds from the exercise of stock options	1,632	1,601
Settlement of interest rate swap	2,587	—
Debt issuance costs	(10,345)	(9,971)
Net cash provided by (used in) financing activities	(35,949)	37,563
Effect of exchange rate differences on cash	211	8,697
Net increase (decrease) in cash and cash equivalents	(33,748)	6,963
Cash and cash equivalents, beginning of period	89,052	121,749
Cash and cash equivalents, end of period	$55,304	$128,712

KRATON CORPORATION
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KRATON AND OPERATING INCOME TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

	Three Months Ended June 30, 2018			Three Months Ended June 30, 2017
	Polymer	Chemical	Total	Polymer	Chemical	Total
Net income (loss) attributable to Kraton			$(14,930)			$25,561
Net (income) loss attributable to noncontrolling interest			826			(2,136)
Consolidated net income (loss)			(14,104)			23,425
Add (deduct):
Income tax expense (benefit)			(1,842)			3,854
Interest expense, net			25,416			34,444
Earnings of unconsolidated joint venture			(120)			(118)
Loss on extinguishment of debt			72,330			—
Other expense			1,107			863
Operating income	$60,231	$22,556	$82,787	$37,078	$25,390	$62,468
Add (deduct):
Depreciation and amortization	17,598	17,542	35,140	16,773	17,817	34,590
Other income (expense)	(1,318)	211	(1,107)	(936)	73	(863)
Loss on extinguishment of debt	(72,330)	—	(72,330)	—	—	—
Earnings of unconsolidated joint venture	120	—	120	118	—	118
EBITDA	4,301	40,309	44,610	53,033	43,280	96,313
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (a)	768	473	1,241	4,579	(790)	3,789
Loss on extinguishment of debt	72,330	—	72,330	—	—	—
KFPC startup costs (b)	897	—	897	4,419	—	4,419
Non-cash compensation expense	2,223	—	2,223	2,173	—	2,173
Spread between FIFO and ECRC	(11,824)	(3,853)	(15,677)	(1,389)	(3,825)	(5,214)
Adjusted EBITDA	$68,695	$36,929	$105,624	$62,815	$38,665	$101,480
__________________________________________________

(a)	Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges.

(b)	Startup costs related to the joint venture company, KFPC.

	Six Months Ended June 30, 2018			Six Months Ended June 30, 2017
	Polymer	Chemical	Total	Polymer	Chemical	Total
Net income attributable to Kraton			$7,142			$31,974
Net (income) loss attributable to noncontrolling interest			815			(4,360)
Consolidated net income			7,957			27,614
Add (deduct):
Income tax expense			409			5,072
Interest expense, net			54,692			68,749
Earnings of unconsolidated joint venture			(257)			(245)
Loss on extinguishment of debt			79,921			19,738
Other expense			2,220			1,671
Operating income	$93,031	$51,911	$144,942	$79,608	$42,991	$122,599
Add (deduct):
Depreciation and amortization	35,360	35,156	70,516	33,097	34,636	67,733
Other income (expense)	(2,642)	422	(2,220)	(1,838)	167	(1,671)
Loss on extinguishment of debt	(79,921)	—	(79,921)	(19,738)	—	(19,738)
Earnings of unconsolidated joint venture	257	—	257	245	—	245
EBITDA	46,085	87,489	133,574	91,374	77,794	169,168
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (a)	1,373	(786)	587	9,253	(570)	8,683
Loss on extinguishment of debt	79,921	—	79,921	19,738	—	19,738
KFPC startup costs (b)	897	—	897	7,240	—	7,240
Non-cash compensation expense	5,125	—	5,125	5,147	—	5,147
Spread between FIFO and ECRC	(19,940)	(5,915)	(25,855)	(37,882)	(5,043)	(42,925)
Adjusted EBITDA	$113,461	$80,788	$194,249	$94,870	$72,181	$167,051
__________________________________________________

(a)	Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges.

(b)	Startup costs related to the joint venture company, KFPC.

KRATON CORPORATION
RECONCILIATION OF DILUTED EARNINGS (LOSS) PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Diluted earnings (loss) per share	$(0.47)	$0.81	$0.22	$1.01
Transaction, acquisition related costs, restructuring, and other costs (a)	0.03	0.09	0.01	0.20
Loss on extinguishment of debt	1.71	—	1.89	0.41
KFPC startup costs (b)	0.01	0.07	0.01	0.12
Spread between FIFO and ECRC	(0.40)	(0.15)	(0.66)	(1.06)
Adjusted diluted earnings per share (non-GAAP)	$0.88	$0.82	$1.47	$0.68
__________________________________________________

(a)	Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges.

(b)	Startup costs related to the joint venture company, KFPC.